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FOR IMMEDIATE RELEASE                                 CONTACT: GLENN H. EPSTEIN
NASDAQ: IMGC                                                   CHAIRMAN & CEO
                                                      CONTACT: CATHY YUDZEVICH
                                                               IR MANAGER
                                                               (518) 782-1122

              INTERMAGNETICS COMPLETES SALE OF POLYCOLD SUBSIDIARY

                o $49.2 MILLION CASH TRANSACTION
                o PRE-TAX GAIN OF $40 MILLION NOW PROJECTED
                o THIRD-QUARTER AND FULL-YEAR OPERATING EARNINGS REAFFIRMED

LATHAM, NY, FEBRUARY 15, 2005--Intermagnetics General Corporation (NASDAQ: IMGC) today announced that it has completed the previously announced sale of its Polycold Systems subsidiary to Helix Technology Corporation (NASDAQ: HELX) for $49.2 million cash plus the assumption of certain post-closing tax obligations. The sale is now projected to result in a pre-tax gain of about $40 million.

"This marks another step in a process we began more than three years ago to divest certain of our businesses and focus our financial and management resources on the growing and increasingly profitable medical devices market," said Glenn H. Epstein, chairman and chief executive officer. "During that period, we have more than doubled our revenue and earnings on an annualized basis, excluding non-recurring items.

"The proceeds from this sale will enable us to substantially pay down long-term debt related to last year's acquisitions of Invivo and MRI Devices, which significantly strengthened our position in the medical devices marketplace," Epstein said. "Coupled with our traditionally strong cash flow from operations, this will provide further financial strength and flexibility as we continue to grow our businesses, both organically and through additional acquisitions.

"We are grateful to the management and employees of Polycold for their contributions to our record results of the past few reporting periods, and we believe that they and the customers and shareholders of both Intermagnetics and Helix will benefit from this transaction."

Epstein also reiterated Intermagnetics' prior guidance for the third quarter ending February 27, 2005, and for the fiscal year ending May 29, 2005. Polycold is expected to contribute about $6 million in revenue during the third quarter through today's closing date.

"We remain confident that fiscal 2005 will be a record year for our remaining historical and newly acquired businesses, all of which continue to experience solid growth," Epstein said. "Adjusting for the divestiture, we expect our sales for the year to be about $290 million with operating EPS, excluding acquisition-related and non-cash performance-based stock compensation and other charges or benefits, to be in the range of $1.03 to $1.07.

OPERATING EPS RECONCILIATION INFORMATION

Operating EPS excludes acquisition-related and non-cash performance-based stock compensation and other charges or benefits.

Expected acquisition-related charges related to Invivo remain unchanged at around $0.03 about evenly split among the first three quarters of FY2005.

                                     -More-


Post Office Box 461 [] Latham, New York 12110-0461 [] USA [] Tel. (518) 782-1122
[] Fax (518) 786-8216 [] www.intermagnetics.com
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Charges related to the acquisition of MRI Devices are still expected to total about $0.12 to $0.14 in the year. MRID's non-cash transaction expenses result from a change in accounting for stock distributed to the MRID employee base by the original owners of MRID and a modest write-down of acquired assets (value of MRID name) due to the re-branding of MRID to Invivo Diagnostic Imaging. Charges totaled $0.09 in the second quarter (including the MRID employee-related stock distribution charge of about $0.04 and about $0.02 resulting from the asset write-down) with the balance expected in the second half of this fiscal year.

The estimated non-cash charge for Intermagnetics' performance-based restricted stock plan remains about $3.8 million post-tax, based on the closing stock price on December 20, 2004 and current roster of plan participants. The company said it plans to charge this $0.13 annualized estimate as evenly as practical over the balance of the year ($0.03 recognized in Q1, $0.04 recognized in Q2).

Operating EPS also excludes a non-cash gain of $0.03 resulting from a favorable adjustment to an environmental reserve recognized in the company's first quarter and will also exclude the gain from the sale of Polycold.

With the Polycold divestiture complete, Intermagnetics (www.intermagnetics.com) now consists of three reporting segments: MRI, which designs, manufactures and sells superconducting magnets for magnetic resonance imaging (MRI) systems through our Magnet Business Group; MEDICAL DEVICES, which designs, manufactures and sells radio frequency (RF) coils & related MRI sub-systems through Invivo Diagnostic Imaging and which also designs, manufactures and sells patient monitoring systems through Invivo Patient Care; and ENERGY TECHNOLOGY, which is developing second-generation, high-temperature superconducting (HTS) materials and related devices designed to enhance capacity, reliability and quality of transmission and distribution of electrical power through SuperPower, Inc. The company has a more than 30-year history as a successful developer, manufacturer and marketer of superconducting materials, high-field magnets, medical systems and components, and other specialized high-value added devices.


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SAFE HARBOR STATEMENT: The statements contained in this press release that are not historical fact are "forward-looking statements" which involve various important assumptions, risks, uncertainties and other factors. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Risks and uncertainties include the company's ability to meet the performance, quality and price requirements of our customers and maintain gross margin levels through continued production cost reductions and manufacturing efficiencies; the ability of the company's largest customer to maintain and grow its share of the market for MRI systems; the company's ability to successfully integrate recent acquisitions; and the company's ability to invest sufficient resources in and obtain third-party funding for its HTS development efforts and avoid the potentially adverse impact of competitive emerging patents, as well as other risks and uncertainties set forth herein and in the company's Annual Report on Forms 10-K and 10-Q. Except for the company's continuing obligation to disclose material information under federal securities law, the company is not obligated to update its forward-looking statements even though situations may change in the future. The company qualifies all of its forward-looking statements by these cautionary statements.